                                  PEAPOD, INC.
                                OPTION AGREEMENT
                                ----------------

     Pursuant to the provisions of the Management Agreement (the "Management Agreement"), dated as of the 4th day of January 2000, by and between Peapod, Inc., a Delaware corporation (the "Company") and McLane Group, L.P., a Delaware limited partnership (the "Optionee"), the Company hereby grants to the Optionee as of January 4th, 2000 (the "Option Date") an option to purchase from the Company (the "Option") 100,000 shares ("Option Shares") of its Common Stock, $0.01 par value ("Stock"), at the price of $15.34 per share upon and subject to the terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Management Agreement.

     1.   Option Subject to Acceptance of Agreement. The Option shall be null
          -----------------------------------------
and void unless the Optionee shall accept this Option Agreement by executing it in the space provided below and returning such original execution copy to the Company.

     2.   Time and Manner of Exercise of Option.
          -------------------------------------

     2.1  Term of Option. The Option shall have a term of 10 years from the
          --------------
Option Date and unless previously exercised shall expire and terminate on the date of such tenth anniversary (the "Termination Date"); provided, however, that
                                                         --------  -------
in the event the Management Agreement is terminated, the Option shall expire and terminate upon the earlier to occur of the Expiration Date or 90 days following the effective date of termination of the Management Agreement.

     2.2  Vesting of Option. The Option shall vest and become exercisable at the
          -----------------
rate of one-twenty-fourth (1/24) per month for each full month after the Option Date; provided, however, that in the event the Management Agreement is
      --------  -------
terminated pursuant to Sections 10(a)(i), 10(a)(iii), 10(a)(iv) or 10(a)(vi), the vesting of the Option shall accelerate upon the effective date of such termination and all Option Shares then available hereunder shall become vested and exercisable for the remaining term of this Option Agreement.

     2.3  Method of Exercise.
          ------------------

          (a) Subject to the limitations set forth in this Agreement, the Option may be exercised in whole or in part by the Optionee (1) by giving written notice to the Company specifying the number of whole shares of Stock (provided that if the then exercisable portion of the Option is for less than one share, then for all of such portion) to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (i) in cash, (ii) by delivery of previously owned whole shares of Stock (which the Optionee has held for at least six months prior to the delivery of such shares or which the Optionee purchased on the open market for which the Optionee has good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) by authorizing the Company to withhold whole shares of Stock which would otherwise be delivered upon exercise of the Option having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iv) in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (v) a combination of (i), (ii) and (iii), and
(2) by executing such documents as the Company may reasonably request. The Committee shall have sole discretion to disapprove of an election pursuant to clauses (ii) through (v). Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Stock shall be delivered until the full purchase price therefor has been paid.

          (b) "Fair Market Value" shall mean the last sale price of a share of Stock as reported in the National Association of Securities Dealers Automated Quotation National Market System on the date as of which such value is being determined, or, if the Stock is listed on a national securities exchange, the last sale price of a share of Stock on the principal national securities exchange on which the Stock is traded, or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided that, if Fair Market Value for any date cannot be so
               --------
determined, Fair Market Value shall be determined by the Company by whatever means the Board of Directors of the Company, in the good faith exercise of its discretion, shall deem appropriate.

     2.4  Termination of Option.
          ---------------------

          (a) In no event may the Option be exercised after it terminates in accordance with the term of this Option Agreement.

          (b) In the event that rights to purchase all or a portion of the shares of Stock subject to the Option expire or are exercised, cancelled or forfeited, the Optionee shall, upon the Company's request, promptly return this Option Agreement to the Company for full or partial cancellation, as the case may be. Such cancellation shall be effective regardless of whether the Optionee returns this Option Agreement. If the Optionee continues to have rights to purchase shares of Stock hereunder, the Company shall, within ten days of the Optionee's delivery of this Option Agreement to the Company, either (i) mark this Option Agreement to indicate the extent to which the Option has expired or been exercised, cancelled or forfeited or (ii) issue to the Optionee a substitute Option Agreement applicable to such rights, which agreement shall otherwise be at least as favorable to the Optionee as this Option Agreement in form and substance.

     3.   Additional Terms and Conditions of Option.
          -----------------------------------------

     3.1  Nontransferability of Option. The Option may not be transferred by
          ----------------------------
the Optionee. The Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option shall be null and void and of no force or effect.

     3.2  Investment Representation. The Optionee hereby represents and
          -------------------------
covenants that (a) any share of Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an opinion of counsel reasonably acceptable to the Company that such registration is not required; and (c) if requested by the Company, the Optionee shall submit a written statement in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Company shall in its reasonable judgment deem necessary or advisable to comply with the Securities Act, applicable state securities laws or the regulations or requirements of any such regulatory authority.

     3.3  Adjustment. In the event of any stock split, stock dividend,
          ----------
recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Option and the purchase price per security shall be appropriately adjusted by the Company (such adjustment to be made reasonably and in good faith by the Company) without an increase in the aggregate purchase price. If any adjustment would result in a fractional security being subject to the Option, the Company shall pay the Optionee, in connection with the first exercise of the Option, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the exercise price of the Option. Such a decision of the Company regarding any such adjustment shall be final, binding and conclusive.

     3.4  NASDAQ Additional Shares Notification. The Company has filed an
          -------------------------------------
Additional Shares Notification with the National Association of Securities Dealers Automated Quotation National Market System with respect to the Option Shares and such Option Shares are approved for listing on such system, or, if the Stock is subsequently listed on a national securities exchange, the Company agrees to make such filings with such exchange as may be necessary to qualify the Option Shares for listing on such other exchange.

     3.5  Delivery of Certificates. Upon the exercise of the Option, in whole or
          ------------------------
in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery. Each share certificate representing Shares not registered under the Securities Act shall bear the following legend to the extent applicable:

     "The Shares represented by this certificate have not been registered under the Securities Act of 1933 or under any state securities laws and may not be sold, encumbered or otherwise transferred in the absence of such registration or an opinion of counsel reasonably acceptable to the Company that such registration is not required."

     3.6  Option Confers No Rights as Stockholder. The Optionee shall not be
          ---------------------------------------
entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until purchased and delivered upon the exercise of the Option, in whole or in part, and the Optionee becomes a stockholder of record with respect to such delivered shares; and the Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and delivered.

     3.7  Decisions of Company. The Company shall have the right to resolve all
          --------------------
questions and make all determinations which may arise in connection with the Option or its exercise (which rights the Company shall exercise reasonably and in good faith).

     4.   Miscellaneous Provisions.
          ------------------------

     4.1  Successors. This Agreement shall be binding upon and inure to the
          ----------
benefit of any successor or successors of the Company.

     4.2  Notices. All notices, requests or other communications provided for in
          -------
this Agreement shall be made, if to the Company, to Peapod, Inc., Attention:
President of the Company, and if to the Optionee, at its address on the records of the Company, Attention: President of the Optionee. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or
                                 --------  -------
other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

     4.3  Governing Law. This Agreement, the Option and all determinations made
          -------------
and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

     4.4  Counterparts. This Agreement may be executed in two counterparts each
          ------------
of which shall be deemed an original and both of which together shall constitute one and the same instrument.

                                         PEAPOD, INC.




                                         By:     /s/ Dan Rabinowitz
                                         Name:   Dan Rabinowitz
                                         Title: Sr. VP.: Chief Financial Officer



Accepted as of the 4th day of January, 2000.
McLANE GROUP, L.P.

By: /s/ Webster Stickney, Jr.
Name:   Webster Stickney, Jr.
Title:  Senior V.P. Accounting & Admin.